This Addendum to the Financing Agreements between Citywide
Management Services, Inc. ("Citywide") and Atlantic Security,
Inc. (the "Company") is entered into this 2nd day of November
2004.

RECITALS

WHEREAS, Citywide has committed to purchase from the Company a total of $5,500,000 worth of shares of the Company's common stock pursuant to Regulation S of the Securities Act of 1933, as amended; and

WHEREAS, the Company has requested and Citywide has agreed to the restriction set forth herein regarding various activities; and

NOW THEREFORE, in consideration of the agreements and terms contained herein, and for other valuable consideration, receipt and sufficiency of which is hereby mutually acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1)	Citywide, together with its affiliates, will not purchase
securities of the Company that would result in Citywide, together with its affiliates, beneficially owning in excess of 4.99% of the number of the Company's shares of common stock outstanding at that time.

2)	This Agreement may be executed as of the same effective
date in one or more counterparts, each of which shall be deemed an original.

3)	This Agreement serves as an addendum to, and not a
replacement of, the Financing Agreements previously entered into by and between the parties.




Atlantic Security, Inc.                  Citywide Management Services, Inc.


/s/ Terence Sullivan                     /s/ P. Lorathern
--------------------                     ------------------------------
By: Terence Sullivan                     By: P. Lorathern
Its: President                           Its: authorized signatory